Exhibit 10.32

JPMC Agreement Number

SCHEDULE 12

THIS SCHEDULE 12 effective as of 21 December 2007 (the “Schedule”) (together with JPMC Agreement Number 68593 and its annexes, amendments, and schedules (the “Agreement”)), is entered into between JPMorgan Chase Bank, National Association, with a primary location in Columbus, Ohio (“JPMC”), and Visa U.S.A. Inc., a Delaware corporation, with offices located at 123 Mission Street, San Francisco, CA 94105 (“Visa”).

Visa U.S.A. Inc.		JPMorgan Chase Bank, National Association

By:	/s/ Tad Fordyce	By:	/s/ William Sheley
Name:	Tad Fordyce	Name:	William S. Sheley
Title:	SVP	Title:	General Manager, Retail

Date:	1/9/08	Date:	12/31/2007

This Schedule sets forth the duties and obligations of Visa and JPMC (collectively the “Parties”) under which the Parties will work together to enhance JPMC’s custom participation in the ** program (the “** Program”), as more specifically set forth in Exhibit A (the “Project”). This Schedule will be effective when it has been signed by both Parties (the “Effective Date”) and will terminate upon the conclusion of each party’s obligations herein (the “Term”). Capitalized terms not defined herein will have the meaning ascribed to them in the Agreement Number 68593.

SECTION 1. CUSTOM ** PROGRAM DEVELOPMENT

The specific elements of the Project are set forth in Exhibit A attached hereto and made a part hereof by reference.

A. VISA’S OBLIGATIONS

1. Project Management Visa will oversee their Subcontractor, Carlson Marketing Worldwide (“CMW”) in CMW’s execution of the work outlined herein. Visa will oversee both planning and execution of the Project, excluding requirements definition and performance of testing by JPMC resources. Visa will designate a project manager to work with JPMC on the Project and will provide no less than 30 days notice of any change in the assignment of the project manager if practical.

2. Project Fee Visa will bill JPMC a one-time fee for the development expenses for the Project as described in Exhibit A through Visa’s Global Client Billing System. JPMC will be billed the actual charges required for the completion of the Project as a Pass Through Expense. The estimate below reflects the estimated costs covering hours for technical development, creative development, telecom changes, project management, quality assurance and testing, ** setup, and implementation of the Project. Additional changes to the ** Program platform for JPMC-requested customization beyond those described in Exhibit A will require the mutual agreement of the Parties.

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Estimate of Content Updates (FAQ/**(Project Hours **)	$**
Estimate of IVR Script Enhancements (Project Hours – **)	$**
Estimate of Linking at ** (Project Hours – **)	$**

Estimate of Total Project Fee	$**

In addition, any ongoing maintenance fees agreed to in advance by JPMC in writing charged by CMW upon completion of the Project will be paid by JPMC as a Pass Through Expense.

3. Project Completion Visa will use all reasonable efforts and direct CMW as its Subcontractor to make every effort to complete the Project no later than **. JPMC acknowledges that completion of the Project may be delayed by act(s) or omission(s) of JPMC or by unanticipated technology issues. Visa will make JPMC aware of any technology issues promptly upon discovery and provide daily updates on steps towards resolution.

B. JPMC’S OBLIGATIONS

1. Project Management JPMC will designate a project manager to work with Visa and CMW on the Project and will provide no less than 30 days notice of any change in the assignment of the project manager if practical.

2. Payment JPMC will pay the Project Fee as outlined in Section A.2 above, pursuant to the Agreement.

3. Deadline Efforts JPMC agrees to use reasonable efforts to meet the following timelines and acknowledges that failure to meet the timelines could delay the Project.

(i) JPMC to deliver to Visa an executed Schedule 12 for the Project by **;

(ii) JPMC to provide ** and ** IVR script revisions by **;

(iii) JPMC to provide ** and ** web site content guide text revisions by **;

(iv) JPMC to provide final Sign-Off on Development Effort for the Project by ** (subject to JPMC receiving materials for such approval at least three Business Days in advance of this date.)

SECTION 2. COMBINED WEBSITE LOOK, TONE, AND FEEL

A. Visa will manage a project to combine and create a new look, tone and feel of the ** and ** websites (the “Second Project”). Visa will bill JPMC a one-time fee via Visa’s Global Client Billing System for the Second Project. Requirements for this Second Project will be developed by JPMC, documented by Visa, and approved by JPMC prior to the start of Visa’s work thereunder. JPMC may cancel this work effort ** and ** and **. JPMC will be billed the actual charges required for the completion of the work effort as a Pass Through Expense. Additional changes to the ** Program platform for JPMC-requested customization beyond those described in the requirements will require the mutual agreement of the Parties.

B. Estimated fees for the Second Project are (** hours) $**. This estimate reflects the estimated costs covering hours for technical development, creative development, telecom changes, project management, quality assurance and testing, ** setup, and implementation of the work effort as defined as of the Effective Date.

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

C. Visa’s obligations under Section 2.A hereof and the fee estimate in Section 2.B hereof are both subject to the Parties’ written agreement, no later than 30 June 2008, on JPMC obligations in connection with the Second Project.

SECTION 3. GENERAL TERMS AND CONDITIONS

A. Confidentiality JPMC and Visa agree to keep the terms of this Schedule confidential in accordance with the provisions of Section 2 of the Master Agreement.

B. Termination Rights In addition to all other rights provided for herein, either Party may terminate this Schedule upon thirty days’ written notice in the event the other Party breaches any of the terms hereof or defaults on any of its obligations hereunder, and such breach or default remains uncured through the thirty-day notice period.

C. Notices All notices and other communications required to be given pursuant to this Schedule shall be in writing and shall be deemed to have been given: (i) when personally delivered; or (ii) three (3) business days after mailing, postage prepaid, by certified mail; or (iii) when delivered (and receipted for) by an overnight delivery service, addressed (unless a different address shall have been designated in writing) in the case of JPMC to the Notice addresses contained in Section 8.1 of the Master Agreement and to JPMC’s designated representatives and in the case of Visa to: Visa U.S.A. Inc., 900 Metro Center Boulevard, Foster City, CA 94404, Attn. Jim VonDerheide (with a copy to: General Counsel, to the same Visa address).

D. Visa Rules Nothing in this Schedule will limit or supersede any of Visa’s Rules or the Agreement, all of which continue to govern the relationship between JPMC and Visa. In the event of any apparent conflict between the terms of this Schedule and the Rules or Agreement, the Rules or Agreement (as applicable) will govern. In the case of any such apparent conflict, Visa will work reasonably with JPMC to ensure that the Parties’ rights and obligations hereunder are carried out in the manner intended.

E. Assignment This Schedule will be binding on and inure to the benefit of each of the Parties, their respective successors and permitted assigns. It may not be assigned or transferred, in whole or in part, without the written consent of the other Party, pursuant to Section 8.2 of the Master Agreement. Any such assignment or transfer without consent will be void. Notwithstanding the foregoing, Visa may assign this Schedule to a Related Entity. For purposes of this Schedule, a “Related Entity” means: (i) any corporation which is a successor to Visa either by merger or consolidation; (ii) a purchaser of all or substantially all of Visa’s assets; or (iii) a corporation or other entity which shall directly or indirectly Control, be under the Control of, or be under common Control with Visa U.S.A. Inc.

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Exhibit A

Project Specifics

Project Overview

JPMC has requested customization of the ** sites, which include ** and **

Project Assumptions

1.	The requirements identified in this schedule are based on ** Enhancements Phase 1 – Business Requirements **.

2.	All content and changes to the ** front end web site will fit within the ** framework or template.

3.	IVR changes are limited to script and recording changes only, no ** changes meaning that any pre-existing ** or **, may be used, but ** is out of scope.

4.	Coding Changes will be fully tested as part of the standard release process with Visa, and it will include System Testing by the CMW Quality Assurance test team and User Acceptance Testing (UAT) by the Visa UAT test team. CMW will provide UAT Testing support. Any issues arising from any of these testing activities will be provided to JPMC.

5.	All enhancements/changes included in the scope of this effort will be PCI compliant.

6.	All enhancements/changes within this Schedule will maintain compliance with the FFIEC changes implemented to date for **.

7.	All enhancements/changes within this Schedule have been approved by Visa legal, and risk compliance.

8.	All content changes will be provided by JPMC and approved by Visa.

9.	Express Interest in Linking changes are ** ONLY for ** and ** under and **.

10.	The existing ** Program ** of “Express Interest in Linking” at the ** will apply to JPMC cardholders who are ** or ** (i.e. **).

11.	JPMC may elect to include the ** program in the existing ** or ** programs.

12.	Existing primary and secondary express interest rules shall apply meaning that the primary or any secondary cardholder on a consumer account may select the option to link while only the primary cardholder for business accounts may select the option to link.

13.	Existing Linking rules shall apply.

14.	Existing rules related to processing records from the Cardholder Maintenance File, the “CMF” shall apply.

15.	Existing rules related to populating the data elements of the record in the Daily Incremental Enrollment File, the “DIEF” shall apply with the exception of the following:

a.	Populate ** in “Account number 1” in record 1 with an inclusion reason code of “I”, which will advise JPMC to link ** at the ** to the cardholder requesting the change.

16.	Only cardholders with an account status of ‘02- Activated’, ‘05- Inconclusive’ or ‘01- Pending’ shall be allowed to express interest in linking at ** through the website or contact center.

17.	The Contact Center Application shall indicate for the requesting cardholder that he has expressed interest in creating a ** linked relationship at ** or ** to an existing linked relationship, the date that interest was expressed.

18.	The system shall notify the requesting cardholder by email that the express interest request at ** was submitted.

19.	The Contact Center Application shall indicate that the Express Interest request at ** was implemented.

20.	A one-time “link implemented” message shall be provided to the requesting cardholder and all cardholders included in the linked relationship the first time they login to the cardholder website after the relationship is created.

21.	JPMC shall be required to use the CMF process to actually create the relationship or to link an additional account to an existing relationship.

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

22.	JPMC shall be required to use the CMF for handling unlinking requests.

23.	The system shall require that the cardholder enter an email address that can be used to provide the cardholder with information on the status of the request.

a.	Any changes to the email address shall not change the cardholder’s profile.

24.	The system creates one record in the DIEF for each cardholder that has submitted a valid ‘Express interest linking’ request. A maximum of one ‘Express Interest Linking’ record per requesting cardholder per file shall be allowed.

25.	After ** days the Contact Center Application shall note if there has been no response from the issuer and the ** is no longer valid. The requestor shall be messaged one time via all of the following channels using JPMC approved and customized verbiage:

a.	Cardholder website

b.	CSR application (via inquiry log)

c.	Email

26.	A web message using JPMC approved and customized verbiage will be displayed to the requestor if a linking by ** is implemented by the Issuer within the expiration period.

27.	An email message using JPMC approved and customized verbiage will be sent to the requestor if a linking by ** has been implemented by the Issuer within the expiration period.

28.	Inactive status cannot be included in an express interest request on Cardholder Web and CSR web.

29.	The system allows unlinking of pooled active accounts, but does not allow unlinking of pooled inactive accounts. Only JPMC is able to unlink accounts that are inactive.

Deliverables

1.	Upon completion of this request, the JPMC sites will included, updated FAQ and ** content and newly scripted IVR.

2.	Upon completion of this request, Express Interest in Linking will be ** and ** as described in the Description of Changes.

3.	A project plan including milestones, relationships between tasks and testing activities.

Out of Scope

1.	Any ** that is not included in the Detailed Description of Changes below.

2.	Displaying ** based on any segmentation level or by hierarchy.

3.	Reporting changes.

4.	Accounting and/or billing changes.

5.	Adding any new front end ** sites or programs for JPMC.

6.	Displaying multiple ** beyond the four new **.

7.	Ability to select the option for “Express Interest in Linking” at ** via the IVR.

8.	The change in terminology form “**” to “**” will not extend to reports as reports are common to all issuers.

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

Detailed Description of Changes

1. Content Updates

1.1. Update FAQs content.

1.1.1. Update the FAQ content for the ** site.

1.1.1.1. Update the FAQ content which is displayed on the outside of login.

1.1.1.2. Update the FAQ content which is displayed on the inside of login.

1.1.2. Update the FAQ content for the ** site.

1.1.2.1. Update the FAQ content which is displayed on the outside of login.

1.1.2.2. Update the FAQ content which is displayed on the inside of login.

1.2. Update ** content.

1.2.1. Update the ** content for the ** site.

1.2.1.1. Update the ** content which is displayed on the outside of login.

1.2.1.2. Update the ** content which is displayed on the inside of login.

1.2.2. Update the ** content for the ** site.

1.2.2.1. Update the ** content which is displayed on the outside of login.

1.2.2.2. Update the ** content which is displayed on the inside of login.

2. IVR Enhancements

2.1. ** new IVR scripts will be recorded and implemented.

2.1.1. No ** changes are expected.

3. Express Interest in Linking **

3.1 The system shall allow the cardholder to request “Express Interest in Linking” at the ** and not at the **.

3.2 The system shall not allow cardholders in an “Express Interest in Linking” relationship to participate in a house holding relationship, i.e. allowing consumer and business to collectively earn points for redemption.

3.3 The system shall allow a cardholder to express interest in linking at a via the cardholder website and contact center application.

3.4 The “Express Interest Page” on the cardholder website shall provide an option to select the linking by **.

3.4.1. “Express Interest Page” shall ** be provide the custom look and feel and text

3.4.2. The “**” ** shall be ** to ** the ** if

3.5 The system shall provide messaging about the following before a cardholder chooses to proceed with linking at a **:

3.5.1. General linking rules.

3.5.2. Instructions to the cardholder to review the terms and conditions of their card.

3.6 The Express Interest Page shall display the look and feel that corresponds to the ** or ** customized site.

3.7 The system will display custom messages for the following:

3.7.1. Confirmation email

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

3.7.2. Confirmation messages via “My Messages” inbox indicating successful linking

3.7.3. Confirmation messages via “My Messages” inbox indicating link request expiration

3.8 The system shall include the cardholder who has requested linking at a ** on the DIEF with an inclusion reason code of “I” and a blank in “Account number 1” in record 1

**	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.